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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number  333-117573
                                                             -------------------


                      ORIGEN RESIDENTIAL SECURITIES, INC.

                    (as depositor under the Trust Agreement,
             dated as of May 1, 2005, providing for the issuance of
    Manufactured Housing Contract Trust Collateralized Notes, Series 2005-A
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

    27777 Franklin Road, Suite 1700 Southfield, Michigan 48034 248-746-7000
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Origen Manufactured Housing Contract Trust Collateralized Notes, Series 2005-A
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]



Approximate number of holders of record as of the certification or notice date:

                                       25
--------------------------------------------------------------------------------



Pursuant to the requirements of the Securities Exchange Act of 1934 Origen Residential Securities, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   January 12, 2006                By: /s/ W. Anderson Geater, Jr.
      ------------------------------        ------------------------------------
                                            W. Anderson Geater, Jr.,
                                            Chief Financial Officer





Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.





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